Exhibit 10.02

June 1, 2005

Subramanian Sundaresh

Dear Sundi:

On behalf of the Board of Directors, I am pleased to offer you the position of President effective May 26, 2005.  You will be responsible for the company day-to-day operational decisions including sales, marketing, engineering, operations, and manufacturing.  We will jointly determine Adaptec’s strategy.

I look forward to our partnership in returning Adaptec to being a successful and profitable business.  Your new base rate of pay will be $375,000 per year and your Adaptec Incentive Plan (AIP) will be targeted at 75%.

Please sign this letter, indicating acceptance of this offer.  I wish you continued success in your career at Adaptec.

Sincerely,

/s/ D. Scott Mercer

D. Scott Mercer
Interim Chief Executive Officer

Accepted:	/s/ Subramanian Sundaresh	6/01/05
	Employee Signature	Date

INIT: